SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2009

BROCADE COMMUNICATIONS SYSTEMS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-25601	77-0409517
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1745 Technology Drive

San Jose, CA 95110

(Address, including zip code, of principal executive offices)

(408) 333-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Shareholder Approval of Stock Plan

At the 2009 Annual Meeting of Stockholders held on April 15, 2009 (the “2009 Annual Meeting”), the stockholders of Brocade Communications Systems, Inc. (the “Company”) approved the Company 2009 Stock Plan (the “Stock Plan”).

The Stock Plan is intended to provide for long-term incentive compensation to align the interests of management, employees and the stockholders to create long-term stockholder value. The Stock Plan permits the grant of the following types of incentive awards: (i) stock options, (ii) restricted stock, (iii) restricted stock units, (iv) stock appreciation rights, (v) performance units and performance shares, and (vi) and other stock or cash awards. Forty-eight million shares of the Company’s common stock are reserved for issuance under the Stock Plan, plus any shares subject to stock options or similar awards granted under the Company’s 1999 Plan, the Company’s 1999 Nonstatutory Stock Option Plan and the 2001 McDATA Equity Incentive Plan that expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the Company’s 1999 Stock Plan, the Company’s 1999 Nonstatutory Stock Option Plan and the 2001 McDATA Equity Incentive Plan that are forfeited to or repurchased by the Company, with the maximum number of Shares to be added to the Plan pursuant to this clause equal to 40,335,624 shares.

The Stock Plan provides that it shall be administered by the Board or a committee of directors appointed by the Board (the “Administrator”). The foregoing description of the Stock Plan contained in this Current Report on Form 8-K does not purport to be complete and is qualified in its entirety by reference to the Stock Plan, which is filed hereto as Exhibit 10.1.

Form of Stock Plan Option and Stock Plan RSU

On April 24, 2009, the Compensation Committee (the “Committee”) of the Board approved a form of stock option and a form of restricted stock unit for use under the Stock Plan (the “Stock Plan Option” and “Stock Plan RSU”).

Form of Stock Plan Option.

General

The terms of the form of Stock Plan Option provide for the grant of a right to purchase a number of shares of Company common stock subject to a vesting schedule. The participant must pay a purchase price per share equal to no less than 100% of the fair market value of a share of Company common stock on the date of grant. No shares will be issued unless and until the participant has made satisfactory arrangements to cover applicable tax withholdings.

Vesting; Expiration. Shares subject to a stock option vest pursuant to a vesting schedule determined by the Administrator and generally require the participant to continue as a service provider through the relevant vesting date. The stock options generally expire no later than seven years after the grant date, but may have shorter expiration periods if set forth in an individual stock option agreement. Stock options that have not vested upon the participant’s termination of service with the Company generally will be forfeited at no cost to the Company.

Stockholder Rights. A stock option recipient generally will not have any of the rights of a Company stockholder until shares of Company common stock are issued on the exercise of the stock option.

The description of the Stock Plan Option set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Stock Plan Option attached hereto as Exhibit 10.2 and incorporated herein by reference in its entirety.

Form of Stock Plan RSU

General Terms. The terms of the form of Stock Plan RSU provide for the grant of a number of restricted stock units, which will be paid out in shares of Company common stock once the applicable vesting criteria have been met. No monetary payment is required in exchange for an award of restricted stock units pursuant to the form. The consideration for the restricted stock units is payable in the form of services to the Company. No shares will be issued unless and until the participant has made satisfactory arrangements to cover applicable tax withholdings. If no arrangements have been made in advance, the Company automatically will withhold shares that would have otherwise been issued with an aggregate value equal to the applicable tax withholdings.

Vesting; Expiration. Restricted stock units vest as determined by the Administrator and generally require the participant to continue as a service provider through the relevant vesting date(s). Restricted stock units that have not vested upon the participant’s termination of service with the Company generally will be forfeited at no cost to the Company.

Stockholder Rights. A restricted stock unit recipient generally will not have any of the rights or privileges of a Company stockholder until shares of Company common stock are issued in respect of the restricted stock unit in accordance with vesting criteria.

The description of the form of Stock Plan RSU set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Stock Plan RSU attached hereto as Exhibit 10.3 and incorporated herein by reference in its entirety.

Item 8.01.	Other Events

At the 2009 Annual Meeting, the stockholders of the Company approved the Company’s 2009 Director Plan and 2009 Employee Stock Purchase Plan. These plans are attached hereto as Exhibits 10.4 and 10.5 and are incorporated herein by reference into Item 8.01 of this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits

(d)

Exhibit Number	Exhibit Description

10.1*	2009 Stock Plan

10.2*	Form of 2009 Stock Plan Stock Option Agreement

10.3*	Form of 2009 Stock Plan Restricted Stock Unit Agreement

10.4*	2009 Director Plan

10.5*	2009 Employee Stock Purchase Plan

*	Indicates management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROCADE COMMUNICATIONS SYSTEMS, INC.

Dated: April 24, 2009	By:	/s/ Tyler Wall
Tyler Wall
Vice President, General Counsel and Secretary

Exhibit Index

Exhibit Number	Exhibit Description

10.1*	2009 Stock Plan

10.2*	Form of 2009 Stock Plan Stock Option Agreement

10.3*	Form of 2009 Stock Plan Restricted Stock Unit Agreement

10.4*	2009 Director Plan

10.5*	2009 Employee Stock Purchase Plan

*	Indicates management contract or compensatory plan or arrangement.